Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

National HealthCare Corporation

Murfreesboro, Tennessee

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-129461) and Forms S-8 (No. 333-61451 and 333-61459) of National HealthCare Corporation of our reports dated March 2, 2010, with respect to the consolidated financial statements and schedule of National HealthCare Corporation and the effectiveness of internal control over financial reporting of National HealthCare Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Nashville, Tennessee

March 2, 2010